EXHIBIT 10.9

DEFERRED COMPENSATION AGREEMENT

The parties to this Deferred Compensation Agreement (“Agreement”) are Keith Wong and Norman Klein (each, an “Executive” and collectively, the “Executives”), EastBridge Investment Group Corporation, a Delaware corporation (“Parent”), and its wholly-owned subsidiary, EastBridge Investment Corp. (“EastBridge Sub”).   In connection with that certain Agreement and Plan of Merger by and among Parent, Cellular Biomedicine Group Ltd. (“Company”) and CBMG Acquisition Limited (“Merger Sub”) dated November 13, 2012, as amended (the “Merger Agreement”), Executives  and Parent desire to confirm certain arrangements with respect to certain deferred payments referenced under Section 7.1(d) of the Merger Agreement.  All capitalized terms used herein and not defined shall have the same respective meanings assigned to such terms in the Merger Agreement.

R E C I T A L S:

A.           Each Executive is entering in to an employment agreement with EastBridge Sub under which such Executive will become officers of EastBridge Sub, effective on the Closing Date.

B.           Each Executive will resign from his respective officer positions at the Parent and terminate each of the Executives existing employment agreements each dated June 1, 2005 (“Prior Employment Agreements”) between each of the Executives and the Parent, on the Closing Date.

C.           The Parent and Executives are entering into this Agreement to provide for the payment of past compensation owed to the Executives under the Prior Employment Agreements.

AGREEMENT:

Executives and Parent hereby agree as follows:

1.           Deferred Cash Compensation.  Upon closing of the transactions contemplated by the Merger Agreement, Parent agrees to pay the Executives in full satisfaction and settlement of certain accrued unpaid compensation through the date hereof, the amounts as follows:

(a)           $676,838.67 payable to Mr. Wong, consisting of deferred salary of $530,000, interest of $146,838.67;

(b)           $459,300.44 payable to Mr. Klein, consisting of deferred salary of $350,000, interest of $109,300.44;

which amounts are comprised of accrued unpaid salary plus aggregate accrued interest calculated at the simple rate of 12% per annum (the “Deferred Cash Compensation”).

2.           Bonus.  On August 31, 2013 (“Release Date”), Parent agrees to pay Executives a performance bonus in the amounts as follows (the “Bonus Payments”):

(a)           $204,722.58 payable to Mr. Wong; and

(b)           $152,577.11 payable to Mr. Klein.

3.           Representations and Warranties.  The Executives each hereby represent and warrant to the Parent and Company as follows:

(a)           Attached hereto as Exhibit A is a true and correct copy of a letter from Rivers & Moorehead dated January 31, 2013 providing input regarding typical payment arrangements for executives that have deferred their salary;

(b)           This Agreement has been duly adopted and approved by the board of directors of Parent, authorizing payment of the Deferred Cash Compensation and Bonus, and such resolutions have not been amended, revoked or modified and are in full force and effect on the date hereof;

(c)           To the Executive's knowledge, the amount of such Executive’s accrued unpaid salary component of the Deferred Cash Compensation stated in this Agreement is accurate and correct; and

(d)           To the Executive's knowledge, the Parent’s SEC periodic reports on Form 10-K and 10-Q correctly and accurately state the Executive's compensation paid and accrued.

4.           Release.  Effective upon payment of the compensation to each Executive in paragraphs 1 and 2 above, each Executive agrees to release and prospectively discharge the Parent and each of its past, present, and future related entities and each of their respective past, present, and future members, managers, partners, shareholders, officers, directors, agents, employees, attorneys, insurers, successors, and assigns from any and all claims, rights, demands, actions, liabilities, and causes of action of every kind and character, whether known or unknown, matured or unmatured, which such Executive may have or has ever had, arising from or in any way related to such Executive’s employment with the Parent under the Prior Employment Agreements, including without limitation the conditions of employment or the termination thereof, whether based on tort, contract (express or implied), or any federal, state, or local statute, regulation, ordinance, or other law. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. The parties agree that this Agreement applies to all unknown and unanticipated claims, damages, and expenses existing as of the effective date of this Agreement, and they waive any rights that they might have under Section 1542 of the California Civil Code or any other similar enactment of any jurisdiction.

5.           Miscellaneous.

(a)           Section Headings.  The section headings or captions in this Agreement are for convenience of reference only and do not form a part hereof, and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

(b)           Survival.  The obligations and rights imposed upon the parties hereto by the provisions of this Agreement which relate to acts or events subsequent to the termination of this Agreement shall survive the termination of this Agreement and shall remain fully effective thereafter.

(c)           Arbitration.

(i)           Any claim, dispute or other controversy (a “Controversy”) relating to this Agreement shall be settled and resolved by binding arbitration in Wilmington, Delaware before a single arbitrator under the Employment Rules of the American Arbitration Association (“AAA”) in effect at the time a demand for arbitration is made.  If there is any conflict between the AAA rules and this arbitration clause, this arbitration clause will govern and determine the rights of the parties.  The parties to this Agreement (the “Parties”) shall be entitled to full discovery regarding the Controversy as permitted by the laws of the State of Delaware.  The arbitrator’s decision on the Controversy shall be a final and binding determination of the Controversy and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the Parties.  The arbitrator shall also award the prevailing Party any reasonable attorneys’ fees and reasonable expenses the prevailing Party incurs in connection with the arbitration, and the non-prevailing Party shall pay the arbitrator’s fees and expenses.  The arbitrator shall determine who is the prevailing Party.  Each Party also agrees to accept service of process for all arbitration proceedings in accordance with AAA’s rules.

(ii)          The obligation to arbitrate shall not be binding upon any party with respect to requests for temporary restraining orders, preliminary injunctions or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute between the Parties.

(iii)         The provisions of this Section shall be construed as independent of any other covenant or provision of this Agreement; provided that, if a court of competent jurisdiction determines that any such provisions are unlawful in any way, such court shall modify or interpret such provisions to the minimum extent necessary to have them comply with the law.

(iv)         This arbitration provision shall be deemed to be self-executing and shall remain in full force and effect after expiration or termination of this Agreement.  In the event either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by default or otherwise notwithstanding said failure to appear.

(d)           Severability.  Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby; provided that, any such modification shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of illegality or unenforceability is made.

(e)           Waiver.  The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.  The rights granted the parties herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

(f)            Parties in Interest.  Nothing in this Agreement, except as expressly set forth herein, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and the successors, assigns and affiliates of the Company, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party, nor shall any provision give any third person any right of action over or against any Party.

(g)           Assignment.  The rights and obligations under this Agreement shall be binding upon, and inure to the benefit of, the heirs, executors, successors and assigns of the Parties  Except as specifically provided in this paragraph (g), no Party may assign this Agreement or delegate their respective responsibilities under this Agreement without the consent of the other Parties hereto.

(h)           Attorneys’ Fees.  In the event of any Controversy, suit, action or arbitration to enforce any of the terms or provisions of this Agreement, the prevailing Party shall be entitled to its reasonable attorneys’ fees and costs.  The foregoing entitlement shall also include attorneys’ fees and costs of the prevailing Party on any appeal of a judgment and for any action to enforce a judgment.

(i)            Modification.  This Agreement may be modified only by a contract in writing executed by the Party(ies) to this Agreement against whom enforcement of such modification is sought.

(j)            Prior Understandings.  This Agreement contains the entire agreement between the Parties with respect to the subject matter of this Agreement, is intended as a final expression of such Parties’ agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

(k)           Interpretation.  Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word “person” shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.

(l)            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(m)          Applicable Law.  This Agreement and the rights and obligations of the Parties hereunder shall be construed under, and governed by, the laws of the State of Delaware without giving effect to conflict of laws provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, this Deferred Compensation Agreement has been executed and delivered by the parties hereto on this 5th day of February, 2013.

EASTBRIDGE INVESTMENT GROUP CORPORATION

By:	/s/ Keith Wong
Name:	Keith Wong
Title:	CEO

EASTBRIDGE INVESTMENT CORP.

By:	/s/ Keith Wong
Name:	Keith Wong
Title:	CEO

/s/ Keith Wong
Keith Wong

/s/ Norman Klein
Keith Wong

Signature Page to Deferred Compensation Agreement

EXHIBIT A

ACCOUNTANT'S LETTER